EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
APRIL 16, 2021

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2021

First Quarter 2021 results:

For the quarter ended March 31, 2021, net income for the Company totaled $6.0 million, or $0.66 per share, compared to $3.6 million, or $0.39 per share, earned in the first quarter of 2020. The increase in earnings is primarily the result of a decrease in provision for loan losses due to the onset of the COVID-19 pandemic in 2020 and a reduction in interest expense due to declines in market interest rates.

First quarter 2021 interest income was $840 thousand lower than first quarter 2020. The decrease is primarily due to a reduction in interest rates, offset in part by $840 thousand of fees recognized from Paycheck Protection Program (PPP) loans and $335 thousand of recognized nonaccrual interest income. Deposit interest expense declined $1.4 million during this same time period, primarily due to market rate declines offset in part by increases in deposit balances. First quarter 2021 net interest income totaled $13.7 million, an increase of $618 thousand, or 5%, compared to the same quarter a year ago. The increase in net interest income was primarily due to a reduction in interest expense due to declines in market rates. The Company’s net interest margin was 2.86% for the quarter ended March 31, 2021 as compared to 3.18% for the quarter ended March 31, 2020.

A negative provision for loan losses of ($426) thousand was recognized in the first quarter of 2021 as compared to $2.3 million in the first quarter of 2020. Net loan recoveries totaled $118 thousand for the quarter ended March 31, 2021 compared to net loan charge offs of $26 thousand for the quarter ended March 31, 2020. The negative provision for loan losses was primarily due to loan recoveries, a reduction in a specific reserve and lower loan balances from year-end. The provision for loan losses in 2020 was primarily due to the onset of the COVID-19 pandemic.

As the economic slowdown and recovery due to the COVID-19 pandemic continues to evolve, our customers may experience decreased revenues, which may correlate to an inability to make timely loan payments or maintain payroll. This, in turn, could adversely impact the revenues and earnings of the Company by, among other things, requiring increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio. The COVID-19 pandemic has more significantly impacted the Company's hospitality and fitness center loans. As of March 31, 2021, approximately 6.8% of our loan portfolio is associated with these industries. There have been requests for loan payment modifications due to the COVID-19 pandemic and these modifications were primarily related to payment deferrals or interest only payments. The total loans still in the modification period were approximately $15.4 million as of March 31, 2021. In addition to these modifications, certain types of government guaranteed loans originated under the PPP of approximately $59.2 million are outstanding as of March 31, 2021. Fee income from PPP loans of $840 thousand was recognized into interest income for the three months ended March 31, 2021. As of March 31, 2021, the Company has $3.1 million of unrecognized PPP loan fees that are amortizing to interest income over the life of the loans. The federal government is providing numerous other programs to lessen the effects of COVID-19 on the economy and, in turn, our loan portfolio.

Noninterest income for the first quarter of 2021 totaled $2.5 million as compared to $2.6 million in the first quarter of 2020, a decrease of 5%. The decrease in noninterest income was primarily due to securities gains recognized in the first quarter of 2020 and partially offset by an increase in gains on sale of residential loans held for sale.

Noninterest expense for the first quarter of 2021 totaled $9.0 million compared to $9.1 million recorded in the first quarter of 2020, a decrease of 1%. The decrease is primarily due to salaries and employee benefits and partially offset by an increase in data processing costs. The decrease in salaries and employee benefits is due to a reduction in the number of personnel and increased deferred loan costs due to PPP loan volume, offset in part by normal salary and benefit increases. The efficiency ratio was 55.7% for the first quarter of 2021 as compared to 57.7% in the first quarter of 2020.

Income tax expense for the first quarter of 2021 totaled $1.6 million compared to $756 thousand recorded in the first quarter of 2020. The effective tax rate was 21% and 18% for the quarters ended March 31, 2021 and 2020, respectively. The lower than expected tax rate in 2021 and 2020 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of March 31, 2021, total assets were $2.1 billion, an increase of $302.1 million, as compared to March 31, 2020. The increase is primarily due to investment securities, PPP and commercial real estate loans, and growth in interest-bearing deposits in financial institutions. This increase in assets was funded by growth in our deposits due in part to federal government stimulus programs and a lack of other desirable fixed income alternatives for our customers.

Securities available-for-sale as of March 31, 2021 increased to $672.3 million from $489.3 million as of March 31, 2020. The increase in securities available-for-sale is primarily due to purchases of treasuries, mortgage-backed securities, and municipals as deposit growth was deployed.

Net loans as of March 31, 2021 increased 4%, to $1.12 billion, as compared to $1.08 billion as of March 31, 2020. The increase in loans was primarily due to organic growth in the commercial real estate loan portfolio and government guaranteed loans under the PPP, offset in part by decreases in the agricultural loan portfolios. PPP loans totaled $59.2 million as of March 31, 2021. Impaired loans were $13.4 million and $17.7 million as of March 31, 2021 and 2020, respectively. Loans classified as substandard were $48.9 million and $23.0 million as of March 31, 2021 and 2020, respectively. Loans classified as watch totaled $176.0 million and $169.6 million as of March 31, 2021 and 2020, respectively. The increase in substandard and watch loans relate mainly to the weakened economy due to the COVID-19 pandemic. The allowance for loan losses on March 31, 2021 totaled $16.9 million, or 1.48% of gross loans, compared to $14.9 million, or 1.36% of gross loans, as of March 31, 2020. The increase in the allowance for loan losses is mainly due to increased risk associated with the loan portfolio due to the economic slowdown associated with the COVID-19 pandemic. Also, the PPP loans are government guaranteed and the impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are possible if the effects of the COVID-19 pandemic negatively impact our loan portfolio.

Deposits totaled $1.84 billion as of March 31, 2021, compared to $1.55 billion recorded as of March 31, 2020. The growth in deposits is primarily due to increases in core deposits, including retail and commercial funds. Balances fluctuate as customer’s liquidity needs vary and could be impacted by additional government stimulus or distressed economic conditions.

There were no dividends payable as of March 31, 2021. In the past, dividends were declared in one quarter and then paid in the subsequent quarter. For the quarter ended March 31, 2021 the dividend was not declared until April 14, 2021 and will be paid in the second quarter of 2021.

The Company’s stockholders’ equity represented 9.7% of total assets as of March 31, 2021. Total stockholders’ equity was $204.4 million as of March 31, 2021, compared to $188.5 million as of March 31, 2020. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio.

Shareholder Information:

	Three Months Ended
	March 31,
	2021	2020

Annualized return on average assets	1.19%	0.81%

Annualized return on average equity	11.52%	7.44%

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $25.58 on March 31, 2021. During the first quarter of 2021, the price ranged from $22.05 to $27.90.

On April 14, 2021, the Company declared a quarterly cash dividend on common stock, payable on May 14, 2021 to stockholders of record as of April 30, 2021, equal to $0.26 per share, an increase of $0.01 per share or 4% from the prior quarter. Dividends in the future may be reduced or eliminated if the COVID-19 pandemic has an adverse effect on net income or the Company’s capital ratios are negatively affected from balance sheet growth related to additional government stimulus programs.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 pandemic on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2021	2020

Cash and due from banks	$23,557	$32,057
Interest-bearing deposits in financial institutions and federal funds sold	227,159	136,466
Securities available-for-sale	672,344	489,304
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,427	3,160
Loans receivable, net	1,120,211	1,079,657
Loans held for sale	598	907
Bank premises and equipment, net	17,049	17,687
Accrued income receivable	10,014	10,248
Other real estate owned	227	1,713
Bank-owned life insurance	2,933	2,861
Deferred income taxes	1,134	1,669
Other intangible assets, net	2,973	3,742
Goodwill	12,424	12,424
Other assets	5,786	5,851

Total assets	$2,099,836	$1,797,746

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$368,971	$267,145
Interest-bearing checking	583,803	496,017
Savings and money market	643,335	505,758
Time, $250 and over	54,860	75,668
Other time	191,786	207,837
Total deposits	1,842,755	1,552,425

Securities sold under agreements to repurchase	41,421	41,618
FHLB advances	3,000	3,000
Dividends payable	-	2,297
Accrued expenses and other liabilities	8,307	9,913
Total liabilities	1,895,483	1,609,253

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,122,747 and 9,188,594 shares as of March 31, 2021 and March 31, 2020, respectively	18,245	18,377
Additional paid-in capital	17,002	18,156
Retained earnings	161,959	147,482
Accumulated other comprehensive income	7,147	4,478
Total stockholders' equity	204,353	188,493

Total liabilities and stockholders' equity	$2,099,836	$1,797,746

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Interest and dividend income:
Loans, including fees	$11,984	$12,587
Securities
Taxable	1,989	1,821
Tax-exempt	844	910
Other interest and dividend income	178	517

Total interest and dividend income	14,995	15,835

Interest expense:
Deposits	1,294	2,650
Other borrowed funds	37	139

Total interest expense	1,331	2,789

Net interest income	13,664	13,046

Provision for loan losses	(426)	2,316

Net interest income after provision for loan losses	14,090	10,730

Noninterest income:
Wealth management income	932	862
Service fees	333	441
Securities gains, net	-	386
Gain on sale of loans held for sale	504	267
Merchant and card fees	464	426
Other noninterest income	273	249

Total noninterest income	2,506	2,631

Noninterest expense:
Salaries and employee benefits	5,507	5,775
Data processing	1,372	1,191
Occupancy expenses, net	728	691
FDIC insurance assessments	139	-
Professional fees	396	344
Business development	237	264
Intangible asset amortization	160	217
New markets tax credit projects amortization	160	145
Other operating expenses, net	307	423

Total noninterest expense	9,006	9,050

Income before income taxes	7,590	4,311

Income tax expense	1,567	756

Net income	$6,023	$3,555

Basic and diluted earnings per share	$0.66	$0.39

Declared dividends per share	$0.25	$0.25